________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   __________
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________________________________________________________________

                          THE CHALONE WINE GROUP, LTD.
               (Exact name of issuer as specified on its charter)
________________________________________________________________________________

          California                                   94-1696731
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                                621 Airpark Road
                                 Napa, CA 94558
              (Address of Principal Executive Offices and Zip Code)
                                  ___________
                        2003 EMPLOYEE STOCK PURCHASE PLAN
                              (Full title of plans)

                               Thomas B. Selfridge
                             Chief Executive Officer
                                621 Airpark Road
                                 Napa, CA 94558
                                 (707) 254-4200
                    (Name and address, and telephone number,
                   including area code, of agent for service)
                                   ___________
                                     Copy to:
                              Daniel E. Cohn, Esq.
                              Jack G. Martel, Esq.
                           Farella Braun + Martel LLP
                               235 Montgomery St.
                          San Francisco, CA 94104-3159


                         Calculation of Registration Fee

_______________________________________________________________________________________________________

Title of securities     Amount to           Proposed maximum      Proposed maximum       Amount of
to be registered        be registered(1)    offering price per    aggregate offering     registration
                                            share(2)              price(2)               fee(2)

_______________________________________________________________________________________________________

Common Stock              50,000 shares         $7.82                $391,000            $32.00
(par value $.0001)

_______________________________________________________________________________________________________


This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended.







___________________
(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(2) Calculated pursuant to Rule 457(h) solely for purposes of determining the registration fee of $32.00, which represents the average of the high and low prices of the Common Stock reported on Nasdaq National Market on September 12, 2003, a date within five business days prior to the filing of this Registration Statement.

                                     PART I

           INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.    Plan Information

         The information called for in Part I of Form S-8 is not being prepared with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

         We will send or give the documents containing the information required by this item to persons who are eligible to participate in the plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended.

Item 2.    Registration Information and Employee Plan Annual Information

         We will send or give the documents containing the information incorporated by reference pursuant to Item 3 of Part II of this registration statement to persons who are eligible to participate in the plan pursuant to Rule 428(b), without charge, upon written or oral request. These documents are incorporated by reference in the Section 10(a) prospectus. We also will send or give the documents required by Rule 428(b), without charge, upon written or oral request, to persons who are eligible to participate in the plan. Requests for any of the documents referred to in this item should be mailed to: Investor Relations Department, The Chalone Wine Group, Ltd., 621 Airpark Road, Napa, CA 94558; or you may call us at 707-254-4200.

                                     PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

         The Company hereby incorporates by reference in this Registration Statement the following documents:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

         b. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

         c. The Company's Current Report on Form 8-K filed with the Commission on May 12, 2003;

         d. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

         e. The Company's Current Report on Form 8-K filed with the Commission on August 11, 2003

         f. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") since December 31, 2002, and

         g. The description of the Company's common stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 18, 1995 pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, also shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Item 4.    Description of Securities

           Not Applicable.

Item 5.    Interests of Named Experts and Counsel

           Not Applicable.

Item 6.    Indemnification of Directors and Officers

         Article FIFTH of our Articles of Incorporation, as amended, provides for the indemnification of our officers and directors to the fullest extent permissible under California law. Section 5.8 of our Bylaws requires us to indemnify, and, in certain instances, advance expenses to, our agents, with respect to certain costs, expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, to the fullest extent permitted by applicable law. Persons covered by this indemnification provision include our current and former directors, officers, employees and other agents, as well as persons who serve at our request as directors, officers, employees or agents of another enterprise.

         Section 317(b) of the General Corporations Law of the State of California provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if the agent acted in good faith and in a manner the agent reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful.

         Section 317(c) of the California Corporations law provides that a corporation shall have power to indemnify any agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent, against expenses actually and reasonably incurred by the agent in connection with the defense or settlement of the action if the agent acted in good faith and in a manner the agent believed to be in the best interest of the corporation and its shareholders.

         Section 317(c) further provides that no indemnification may be made for any of the following: (i) in respect of any claim, issue or matter as to which the agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine that the agent is fairly and reasonably entitled to indemnification for expenses, (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. Section 317(d) of the Corporations law requires that an agent be indemnified against expenses actually and reasonably incurred to the extent the agent has been successful on the merits in the defense of proceedings referred to in subdivisions (b) or (c) of Section 317.

         Except as provided in Section 317(d), and pursuant to Section 317(e), indemnification under Section 317 shall be made by the corporation only if specifically authorized and upon a determination that indemnification is proper under the circumstances because the agent has met the applicable standard of conduct set forth in Section 317(b) or (c), by any of the following: (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) approval of the shareholders, provided that any shares owned by the agent may not be counted in this vote, or (iv) the court in which such proceeding is or was pending. Pursuant to Section 317(f) of the Corporations law, the corporation may advance expenses incurred in defending any proceeding upon receipt of an undertaking by the agent to repay the amount if it is ultimately determined that the agent is not entitled to be indemnified.

         Section 317(h) provides, with certain exceptions, that no indemnification shall be made under Section 317 where it appears that it would be inconsistent with a provision of the corporation's articles, bylaws, a shareholder resolution or an agreement which prohibits or otherwise limits indemnification, or where it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         Section 317(i) authorizes a corporation to purchase and maintain insurance on behalf of an agent for liabilities arising by reason of the agent's status, whether or not the corporation would have the power to indemnify the agent against liability under the provisions of Section 317. Section 5.8 of our Bylaws authorizes us to purchase and maintain insurance on behalf of any person indemnified us. We currently maintain a directors and officers liability policy in the amount of $5,000,000.

Item 7.    Exemption from Registration Claimed

           Not Applicable.

Item 8.    Exhibits

           Please see the Exhibit Index filed as part of this Registration Statement.

Item 9.    Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act if 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Napa, State of California, on the 12th day of September 2003.



                                THE CHALONE WINE GROUP, LTD.


                                By:   /S/ THOMAS B. SELFRIDGE
                                   ___________________________
                                    Thomas B. Selfridge
                                    President and
                                    Chief Executive Officer










                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of The Chalone Wine Group, Ltd., a California corporation, do hereby constitute and appoint Thomas B. Selfridge and Shawn Conroy Blom, each individually and without the others, with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the 1933 Act, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

         Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons, in the capacities indicated on the 22nd day of August 2003.


                    Signature                             Title

         /S/ THOMAS B. SELFRIDGE         President, Chief Executive Officer and
         __________________________                    Director
         Thomas B. Selfridge                  (Principal Executive Officer)

         /S/ SHAWN CONROY BLOM
         __________________________              Chief Financial Officer
         Shawn Conroy Blom                 (Principal Financial and Principal
                                                   Accounting Officer)


         __________________________                     Director
         John Diefenbach

         /S/ MARCEL GANI
         __________________________                     Director
         Marcel Gani

         /S/ MARK A. HOJEL
         __________________________                     Director
         Mark A. Hojel


         __________________________                     Director
         Yves-Andre Istel

         /S/ C. RICHARD KRAMLICH
         __________________________                     Director
         C. Richard Kramlich

         /S/ GEORGE E. MEYERS
         __________________________                     Director
         George E. Myers


         __________________________                     Director
         James H. Niven

         /S/ PHILLIP M. PLANT
         __________________________                     Director
         Phillip M. Plant

         /S/ CHRISTOPHE SALIN
         __________________________                Chairman of the Board
         Christophe Salin


         __________________________                     Director
         Eric de Rothschild

                        Exhibit Index

Exhibit No.                   Description

     3.1      Restated Articles of Incorporation, as amended through
              June 3, 1985                                                 (i)

     3.2      Amendment to Restated Articles, filed June 6, 1988           (ii)

     3.3      Amendment to Restated Articles, filed May 17, 1991           (iii)

     3.4      Amendment to Restated Articles, filed July 14, 1993          (iv)

     3.5      Amendment to Restated Articles, filed June 24, 2002          (v)

     3.6      Bylaws, as amended through December 1992                     (i)

     3.7      1993 Bylaw amendments                                        (iv)

     5.1      Opinion of Farella Braun + Martel LLP

     23.1     Consent of Moss-Adams LLP, independent accountants

     23.2     Consent of Farella Braun + Martel LLP (included in
              Exhibit 5.1)

     23.3 Consent of Deloitte & Touche LLP, independent accountants

     24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement

     99.1     The Chalone Wine Group, Ltd. 2003 Employee Stock
              Purchase Plan
     - - - - - - -